UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                          SCHEDULE 13D

            Under the Securities Exchange Act of 1934
                        (Amendment No.1)*
                       BAYCORP HOLDINGS, LTD.
                         (Name of Issuer)
                   Common Stock, $.01 par value
                 (Title of Class of Securities)
                          072728108
                         (CUSIP Number)
                          Alan M. Stark
                         80 Main Street
                  West Orange, New Jersey 07052
                       (201)325-8660
(Name Address, and Telephone Number of Person Authorized to Receive Notices and Communications)
                       January 24, 1997
     (Date of Event which Requires Filing of this Statement)

If this filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4) check the following box [ ].



Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          SCHEDULE 13D


CUSIP No.   072728108
__________________________________________________________________
     1) Names of Reporting Person (S.S. or I.R.S. Identifi-cation No. of Above Person):

           LEON G. COOPERMAN
           S.S. No. ###-##-####
 _________________________________________________________________
     2)   Check the Appropriate Box if a Member of a Group (See
          Instructions)
                                                          (a) [X]
                                                          (b) [ ]
_________________________________________________________________
     3)   SEC Use Only
_________________________________________________________________
     4)   Source of Funds:
          WC
_________________________________________________________________
     5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e):
          NOT APPLICABLE
_________________________________________________________________
     6)   Citizenship or place of Organization:
          UNITED STATES
_________________________________________________________________
               (7)  Sole voting Power
Number of           2,266,520
Shares Bene-   --------------------------------------------------
ficially       (8)  Shared Voting Power
owned by              443,980
Each Report-   --------------------------------------------------
ing Person     (9)  Sole Dispositive Power
With                2,266,520
               --------------------------------------------------
               (10) Shared Dispositive Power
                      443,980

________________________________________________________________
     11)  Aggregate Amount Beneficially Owned by Each Reporting
          Person:   2,710,500
_________________________________________________________________
     12)  Check if the Aggregate Amount in Row (11):
                    N/A
_________________________________________________________________
     13)  Percent of Class Represented by Amount in Box (11):
                    32.4%
_________________________________________________________________
     14)  Type of Reporting Person
               IN

                          SCHEDULE 13D


CUSIP No.   072728108
__________________________________________________________________
     1) Names of Reporting Person (S.S. or I.R.S. Identifi-cation No. of Above Person):

           OMEGA CAPITAL PARTNERS, L.P.
           13-3628306
 _________________________________________________________________
     2)   Check the Appropriate Box if a Member of a Group (See
          Instructions)
                                                          (a) [X]
                                                          (b) [ ]
_________________________________________________________________
     3)   SEC Use Only
_________________________________________________________________
     4)   Source of Funds:
          WC
_________________________________________________________________
     5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e):
          NOT APPLICABLE
_________________________________________________________________
     6)   Citizenship or place of Organization:
          UNITED STATES
_________________________________________________________________
               (7)  Sole voting Power
Number of           1,031,760
Shares Bene-   --------------------------------------------------
ficially       (8)  Shared Voting Power
owned by                 -0-
Each Report-   --------------------------------------------------
ing Person     (9)  Sole Dispositive Power
With                1,031,760
               --------------------------------------------------
               (10) Shared Dispositive Power
                        -0-

_________________________________________________________________
     11)  Aggregate Amount Beneficially Owned by Each Reporting
          Person:   1,031,760
_________________________________________________________________
     12)  Check if the Aggregate Amount in Row (11):
                    N/A
_________________________________________________________________
     13)  Percent of Class Represented by Amount in Box (11):
                    12.3%
_________________________________________________________________
     14)  Type of Reporting Person
               PN

                          SCHEDULE 13D


CUSIP No.   072728108
__________________________________________________________________
     1) Names of Reporting Person (S.S. or I.R.S. Identifi-cation No. of Above Person):

           OMEGA INSTITUTIONAL PARTNERS, L.P.
           13-3633614
 _________________________________________________________________
     2)   Check the Appropriate Box if a Member of a Group (See
          Instructions)
                                                          (a) [X]
                                                          (b) [ ]
_________________________________________________________________
     3)   SEC Use Only
_________________________________________________________________
     4)   Source of Funds:
          WC
_________________________________________________________________
     5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e):
          NOT APPLICABLE
_________________________________________________________________
     6)   Citizenship or place of Organization:
          UNITED STATES
_________________________________________________________________
               (7)  Sole voting Power
Number of              76,520
Shares Bene-   --------------------------------------------------
ficially       (8)  Shared Voting Power
owned by                 -0-
Each Report-   --------------------------------------------------
ing Person     (9)  Sole Dispositive Power
With                   76,520
               --------------------------------------------------
               (10) Shared Dispositive Power
                         -0-

_________________________________________________________________
     11)  Aggregate Amount Beneficially Owned by Each Reporting
          Person:   76,520
_________________________________________________________________
     12)  Check if the Aggregate Amount in Row (11):
                    N/A
_________________________________________________________________
     13)  Percent of Class Represented by Amount in Box (11):
                    0.9%
_________________________________________________________________
     14)  Type of Reporting Person
               PN

                          SCHEDULE 13D


CUSIP No.   072728108
__________________________________________________________________
     1) Names of Reporting Person (S.S. or I.R.S. Identifi-cation No. of Above Person):

           OMEGA ADVISORS, INC.
           13-3628307
 _________________________________________________________________
     2)   Check the Appropriate Box if a Member of a Group (See
          Instructions)
                                                          (a) [X]
                                                          (b) [ ]
_________________________________________________________________
     3)   SEC Use Only
_________________________________________________________________
     4)   Source of Funds:
          WC
_________________________________________________________________
     5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e):
          NOT APPLICABLE
_________________________________________________________________
     6)   Citizenship or place of Organization:
          UNITED STATES
_________________________________________________________________
               (7)  Sole voting Power
Number of           1,158,240
Shares Bene-   --------------------------------------------------
ficially       (8)  Shared Voting Power
owned by               443,980
Each Report-   --------------------------------------------------
ing Person     (9)  Sole Dispositive Power
With                1,158,240
               --------------------------------------------------
               (10) Shared Dispositive Power
                       443,980

_________________________________________________________________
     11)  Aggregate Amount Beneficially Owned by Each Reporting
          Person:   1,602,220
_________________________________________________________________
     12)  Check if the Aggregate Amount in Row (11):
                    N/A
_________________________________________________________________
     13)  Percent of Class Represented by Amount in Box (11):
                    19.1%
_________________________________________________________________
     14)  Type of Reporting Person
               IA

                            PREAMBLE
     This Schedule 13D is being filed merely to correct a typographical error of the numbers in Item 4 of the initial
Schedule 13D dated February 20, 1997.

Item 4.  Purpose of Transaction.
          On January 1, 1997, Omega Institutional Partners, L.P. effected a transfer of its shares in Great Bay Power Corporation ("Great Bay") as follows: 88,800 shares thereof to the Managed Account and 718,400 shares thereof to Omega Overseas Partners, Ltd.

                         Signature
          After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 26, 1997

/s/ Alan M. Stark
ALAN M. STARK on behalf of LEON G.
COOPERMAN, pursuant to Power of
Attorney on file.


/s/ Alan M. Stark
ALAN M. STARK on behalf of LEON G.
COOPERMAN, as Managing Member of
Omega Associates, L.L.C. on behalf
of Omega Capital Partners, L.P.,
pursuant to Power of Attorney on file.


/s/ Alan M. Stark
ALAN M. STARK on behalf of LEON G.
COOPERMAN, as Managing Member of
Omega Associates, L.L.C. on behalf
of Omega Institutional Partners, L.P.,
pursuant to Power of Attorney on file.




/s/ Alan M. Stark
ALAN M. STARK on behalf of LEON G.
COOPERMAN, as President of Omega
Advisors, Inc., pursuant to Power
of Attorney on file.


ATTENTION:  INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT
CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                          SCHEDULE 13D


CUSIP NO. 072728108


                            EXHIBIT A

                     JOINT FILING AGREEMENT



          The undersigned hereby agree that the statement on
Schedule 13D with respect to the Common Stock of BayCorp Holdings, Ltd., dated February 20, 1997, is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-2(f) under the Securities Exchange Act of 1934, as amended.

Dated:  February 25, 1997


/s/ Alan M. Stark
ALAN M. STARK on behalf of LEON G.
COOPERMAN, pursuant to Power of
Attorney on file.


/s/ Alan M. Stark
ALAN M. STARK on behalf of LEON G.
COOPERMAN, as Managing Member of
Omega Associates, L.L.C. on behalf
of Omega Capital Partners, L.P.,
pursuant to Power of Attorney on file.


/s/ Alan M. Stark
ALAN M. STARK on behalf of LEON G.
COOPERMAN, as Managing Member of
Omega Associates, L.L.C. on behalf
of Omega Institutional Partners, L.P.,
pursuant to Power of Attorney on file.

/s/ Alan M. Stark
ALAN M. STARK on behalf of LEON G.
COOPERMAN, as President of Omega
Advisors, Inc., pursuant to Power
of Attorney on file.